EXHIBIT 15.1
Awareness Letter of Deloitte & Touche LLP
Bank of America, N.A. as Trustee
for the Permian Basin Royalty Trust:
We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Permian Basin Royalty Trust, for the periods ended September 30, 2005 and 2004, as indicated in our report dated November 7, 2005, because we did not perform an audit, we expressed no opinion on that information.
We are aware that Permian Basin Royalty Trust and Burlington Resources Inc. have incorporated by reference in their Registration Statement No. 333-124056-01 on Form S-3, Permian Basin Royalty Trust’s Form 10-Q for the quarter ended September 30, 2005, which includes our report dated November 7, 2005, covering the unaudited interim financial information contained therein. We also are aware that the aforementioned report, pursuant to Rule 436(c) of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.
DELOITTE & TOUCHE LLP
Dallas, Texas
November 7, 2005